Exhibit 23.2

Consent of Independent Registered Public Accounting Firm – KPMG LLP

The Board of Directors
Uroplasty, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-107110 and 333-30372) on Form S-8 of Uroplasty, Inc. and Subsidiaries of our report dated July 26, 2004, with respect to the consolidated balance sheet of Uroplasty, Inc. and Subsidiaries as of March 31, 2004, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for the year then ended, which report appears in the March 31, 2005, annual report on Form 10-KSB of Uroplasty, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota
June 29, 2005